                                                                   EXHIBIT 21

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
(as of October 31, 2009)

Name	Percentage Ownership

Cloverleaf Group, Inc.	100

Kenuohua Matthews Electronic (Beijing) Company, Ltd.	60

Holjeron Corporation	100

InTouch by Design, Inc.	100

Matthews Canada Ltd.	100

Matthews Holding Company (U.K.) Ltd.	100
The InTouch Group plc	100

Matthews Industries	100
Matthews Bronze Pty. Ltd.	100
C. Morello, Pty. Ltd.	100

S+T Reprotechnick GmbH	100
Reproservice Eurodigital GmbH	100
Repro Busek Druckvorstufentechnick GmbH & Co. KG	100
Rudolf Reproflex GmbH & Co. KG	75
Scholler Verwaltungs GmbH	100
Tact Group Limited	80

Matthews International Holding Company GmbH	100
Saueressig GmbH & Co. KG	78
APEX Cylinders Ltd.	61
Brand Security International GmbH	100
Devine GmbH & Co. GmbH	100
Saueressig ooo	100
Saueressig Design Studio GmbH	70
Saueressig Flexo GmbH &Co. KG	100
Saueressig Polska Sp. z.o.o.	100

Matthews International S.p.A.	100
Caggiati Espana S.A.	100
Caggiati France SARL	100
Gem Matthews International s.r.l.	80
Rottenecker-Caggiati GmbH	82

Matthews Packaging Graphics Asia Pte. Ltd.	100

Matthews Resources, Inc.	100

Matthews Swedot AB	100
Matthews Marking Products GmbH	85
Matthews Kodiersysteme GmbH	100

The York Group, Inc.	100
Milso Industries Corporation	100
York Agency, Inc.	100
York Casket Development Company, Inc.	100
York Distribution Company	100

Venetian Investment Corporation	100